Exhibit 10.1

October 3, 2017

Thomas E. Hughes

Dear Tom:

I am pleased to set forth the terms of your continued employment with Zafgen, Inc. (the “Company”) from and following October 9, 2017 (the “Effective Date”).

Commencing on the Effective Date the following terms shall apply:

1.	Position and Duties: You will serve as President and Chief Scientific Officer (“CSO”) and will no longer serve as the Company’s Chief Executive Officer (“CEO”). You will continue to serve as a member of the Company’s Board of Directors (the “Board”), subject to election and other governance procedures.

2.	Compensation and Benefits: Your base salary, benefits and target bonus opportunity shall remain as you had immediately prior to the Effective Date.

3.	Equity: You will continue to vest in your outstanding equity awards subject to the terms of the Company’s 2014 Stock Option and Incentive Plan and related stock option and/or restricted stock agreements (the “‘Equity Documents”). In addition, subject to your execution of this letter agreement, on the Effective Date, the Company will grant you an option to purchase 275,000 shares of the Company’s common stock at the then fair market value which equals approximately 1% of the Company’s issued and outstanding capital stock as of the date of this Agreement (the “Option”), such option to vest subject to meeting certain defined stock price performance objectives that are summarized in Appendix 1, the terms of which are incorporated as material terms to this Agreement by reference herein.

4.	Severance and Change in Control: Your employment with the Company will continue to be governed by the Severance and Change in Control Agreement between you and the Company dated June 30, 2016 (the “Severance Agreement”), provided you agree to waive your option to resign for Good Reason in connection with any changes associated with transitioning from CEO to CSO, except you may elect to resign for Good Reason on the third (3rd) anniversary of the Effective Date (the “Third Anniversary”) by written notice served by you at least 15 days prior to the Third Anniversary (the “Good Reason Option”) subject to the following:

a.	If you elect the Good Reason Option, subject to the terms and conditions of the Severance Agreement you will be entitled to: (i) 12 months of severance and benefits as set forth in Section 5 of the Severance Agreement; (ii) a pro-rated bonus for the time period between January 1, 2020 and the Third Anniversary, as determined by the Compensation Committee; and (iii) 12 months of accelerated vesting of your then outstanding time-based equity awards.

b.	If you do not elect the Good Reason Option, the Severance Agreement as revised by this letter agreement will remain in effect for the remainder of the term set forth in Section 8 of the Severance Agreement.

This letter agreement, together with the Severance Agreement as revised by this letter agreement and the Equity Documents shall govern the relationship between you and the Company from and after the Effective Date and, except as provided herein, shall supersede and negate all previous agreements and understandings with respect to the subject matter herein. For purposes of clarity, this letter agreement is not intended to, and does not, supersede or negate or otherwise affect the Company’s rights under any pre-existing proprietary inventions assignment agreement or non-competition agreement that you had entered into prior to the Effective Date including the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement by and between the Company and yourself, dated July 29, 2008, which you hereby reaffirm. Neither party has made any representation to the other regarding any of the subject matters hereof except as expressly set forth in this letter.

Anything in this letter agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this letter agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. To the extent that any payment or benefit described in this letter agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). The Company and you intend that this letter agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code.

To accept the terms of this offer of continued employment, please sign below and return it to me.

Very truly yours,

/s/ Peter Barrett
Peter Barrett Chairman, Board of Directors

I agree to the terms and conditions as set forth in this letter and, subject to those terms and conditions, I accept the employment opportunity set forth herein as of the Effective Date.

/s/ Thomas E. Hughes	October 3, 2017
Thomas E. Hughes	Date

Appendix 1

[Omitted]